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                                                                      Exhibit 21


               SUBSIDIARIES OF SOUTH BRANCH VALLEY BANCORP, INC.




                       South Branch Valley National Bank

                          Potomac Interim Bank, Inc.

          (formed to facilitate the merger with Potomac Valley Bank)


                           Capital State Bank, Inc.



                        Shenandoah Valley National Bank